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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

                         COMPANY CONTACT:       Vion Pharmaceuticals, Inc.
                                                Alan Kessman, President and CEO
                                                (203) 498-4210 ph

FINANCIAL COMMUNICATIONS CONTACT:               Weber Shandwick Worldwide
                                                Sue L. Yeoh (investors)
                                                (646) 658-8375 ph
                                                Rubenstein Associates
                                                Robin Wagge (media)
                                                (212) 843-8006 ph

VION REPORTS 2001 FIRST QUARTER FINANCIAL RESULTS

NEW HAVEN, CT, April 30, 2001 - VION PHARMACEUTICALS, INC. (NASDAQ NM: VION) today announced results for the three-month period ended March 31, 2001.

The Company reported a loss applicable to common shareholders of $3.7 million, or $0.14 per share for the first quarter of 2001, compared with $3.1 million, or $0.16 per share, for the same period in 2000 based on a weighted average number of shares of common stock outstanding of 26,176,637 and 19,739,294 respectively. Total operating expenses for the 2001 first quarter increased to $4.3 million from $3.1 million for the comparable 2000 period primarily as a result of expanded clinical trials.

"Having strengthened our balance sheet in 2000, we are pleased to report that we have been able to effectively manage our funds in the first quarter of 2001, with cash reserves sufficient to complete already scheduled Phase I and Phase II clinical trials," commented Vion President and CEO Alan Kessman.

Vion Pharmaceuticals, Inc. is a biotechnology company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes TAPET, a modified Salmonella vector used to deliver anti cancer agents directly to tumors, currently in Phase I trials; Triapine, a potent inhibitor of a key step in DNA synthesis and repair, currently scheduled for Phase II single agent trials and Phase I combination studies; and VNP 40101M, a unique DNA alkylating agent currently schedule to begin Phase I clinical trials. For additional information on Vion and its research and product development programs, visit the company's Internet web site at http://www.vionpharm.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the company's future business prospects, plans, objectives, expectations and intentions are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those projected or suggested in the forward-looking statements, including, but not limited to those contained in Vion Pharmaceuticals' 2000 Annual Report filed on Form 10-K (file no. 0-25634) including the inability to raise additional capital, the possibility that any or all of the company's products or procedures are found to be ineffective or unsafe, the possibility that third parties hold proprietary rights that preclude the company from marketing its products, the possibility that third parties will market a product equivalent or superior to the company's product candidates and the possibility that preclinical results may not be indicative of results in human clinical trials and that results achieved in early clinical trials are not necessarily indicative of the results that will be achieved in subsequent or expanded clinical trials. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock nor shall there be any sale of these securities in any state in which such offer,





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solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

VION PHARMACEUTICALS, INC.
(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

                                                                            Three Months Ended
                                                                                March 31,
                                                                         2001              2000
----------------------------------------------------------------------------------------------------
Revenues:
  Contract research grants                                          $    125,879      $   151,462
  Technology license fees                                                 18,600           40,278
  Laboratory support services                                             --                6,463
                                                                   -------------     ------------
          Total revenues                                                 144,479          198,203
                                                                   -------------     ------------

Operating expenses:
  Research and development                                             2,428,954        2,010,670
  Clinical trials                                                      1,176,246          250,183
                                                                   -------------     ------------
      Total research and development                                   3,605,200        2,260,853
  General and administrative                                             729,661          804,054

Interest income                                                        (464,458)        (151,846)
Interest expense                                                             101           4,946
                                                                   -------------     -----------
          Net loss                                                   (3,726,025)      (2,719,804)

Preferred stock dividends and accretion                                      --         (358,178)
                                                                   -------------     ------------
Loss applicable to common shareholders                              $(3,726,025)     $(3,077,982)
                                                                   =============     ============

Basic and diluted loss applicable
  to common shareholders per share                                  $     (0.14)     $     (0.16)
                                                                   =============      ===========

Weighted-average number of shares of
  common stock outstanding                                           26,176,637       19,739,294
                                                                   =============      ===========



CONDENSED BALANCE SHEET DATA

                                    March 31, 2001                    December 31, 2000
--------------------------------------------------------------------------------------
                                       (Unaudited)
Cash, cash equivalents and
     short-term investments            $20,447,911                          $24,357,484
Total assets                           $21,670,495                          $25,659,744
Total liabilities                       $2,668,783                           $3,003,043
Shareholders' equity                   $19,001,712                          $22,656,701

# # #